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                                                                      EXHIBIT 99

FOR MORE INFORMATION CONTACT:

Roadway Express:                          or                     Reimer Express:
John M. Hyre                                                    Gerald F. Reimer
330/258-6080                                                        204/958-5325

                 ROADWAY EXPRESS EXPANDS NORTH AMERICAN COVERAGE
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                  THROUGH AGREEMENT TO ACQUIRE CANADIAN CARRIER
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AKRON, Ohio -- February 7, 1997 -- Roadway Express, Inc. (NASDAQ: ROAD)
announced today that it has reached agreement for the friendly acquisition of Reimer Express Lines, Ltd. of Winnipeg, Manitoba, Canada. The purchase, which is subject to Canadian federal and provincial approvals, is expected to be completed by the end of April, 1997.

Under the purchase agreement, Roadway will pay fifteen million dollars (U.S.) for the privately-held Canadian carrier. The agreement also contains provisions for additional payments, subject to Reimer achieving defined performance criteria, over a five year period.

Linking Reimer, as a subsidiary, into Roadway's international system will provide important benefits for the customers of both motor carriers. Roadway will immediately and vastly expand its Canadian capabilities. Combining Roadway's extensive network, state-of-the-art customer information systems and quality processes with Reimer's developed operations, Canadian marketing expertise and nationally recognized quality capabilities will provide unique coverage and convenience for shippers in both countries.

In order to best serve the Canadian market, all Roadway business activity in Canada will be handled within Reimer's operations and existing market identity. Roadway's current Canadian subsidiary operations will be closed upon completion of the purchase of Reimer. Customers of Roadway Canada can be assured of their usual efficient service during that period.

Michael W. Wickham, President and CEO of Roadway Express stated, "Part of Roadway's mission is to expand its international services. Acquiring a carrier with the Canadian network and proven service reputation of Reimer Express is a unique strategic opportunity for us. We are pleased that the Reimer management team will stay in place and Dr. Reimer will continue to serve as Chairman of its Board of Directors."


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"This acquisition will greatly enhance our ability to offer customers a seamless transportation system linking the entire North American trading market. Connecting our operations will instantly provide Roadway with extensive coverage in the Canadian domestic market. Adding in Roadway's Mexican coverage, this acquisition increases both carrier's capabilities to provide shippers unparalleled international services between North America's three major economies. Additionally, Canadian shippers will be able to access Roadway's export services to sixty-five countries," Wickham added.

"Another significant issue that strengthens the association of our two companies is the linking of Roadway's highly reliable, safe and efficient Teamster workforce with Reimer Express' professional drivers and dockworkers, who are also represented by the Teamsters in some classifications and by the Canadian Auto Workers in others," Wickham concluded.

Dr. Donald S. Reimer, Chairman and CEO of Reimer Express stated, "We believe this change provides increased opportunities for our customers and our employees. Linking our company with Roadway's vast network means Reimer can offer its customers access to the most developed and stable transportation system available in North America."

"Reimer's Canadian shippers will now have unprecedented access to thousands of points in the United States and Mexico, as well as the export opportunities Roadway offers. Our employees are joining forces with a well-established, international transportation leader. We are pleased with the future opportunities this change brings us," Reimer concluded.

Headquartered in Winnipeg, Reimer Express Lines, Ltd. is a unionized common carrier with operations in every province from British Columbia to Quebec. It operates as a less-than-truckload (LTL) carrier providing jobs for 1,300 people and had revenues of $85.4 million (CN$117 million) in 1995. Reimer's headquarters will continue in Winnipeg and its current management structure will remain in place. In order to best serve the Canadian market and the customers of both motor carriers, Reimer will maintain its current market identity.

Founded in 1930, Roadway Express, Inc., is one of the nation's leading less-than-truckload (LTL) motor carriers, providing service in two-day and beyond, regional, national and international markets. Headquartered in Akron, Ohio, Roadway is committed to offering the industry's most reliable, responsive and efficient transportation services between all 50 states, Canada, Mexico, Puerto Rico and Japan, plus export services to 65 countries on five continents. For more information, the company can be contacted on the World Wide Web at www.roadway.com or via E-mail: rexmail@roadway.com.


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